Exhibit 99.1

Forrester Research Inc.

Citation Agreement and Consent

Subject to the terms and conditions set forth herein, Forrester Research, Inc. (“Forrester”) hereby consents to the quotation by Morgan Stanley (“Requester”), in the Registration Statement on Form S-1 to be filed by Requester with the U.S. Securities and Exchange Commission (the “Filing”), of the following Forrester information that has been published in print (the “Forrester Information”):

Quotes 1& 2: “According to Forrester, the market for low-code development platforms was expected to total $2.6 billion in 2016 and is expected to grow at a 57% compound annual growth rate to$15.5 billion in 2020. We were included as a “Leader” in the Forrester Wave: Low-Code Development Platforms in 2016.”

Source: Forrester, Vendor Landscape: The Fractured, Fertile Terrain Of Low-Code Application Platforms Updated April 11, 2016 (page 17) and The Forrester Wave™: Low-Code Development Platforms, Q2 2016 April 14, 2016

Quote 3: “Case management. We were included as a “Leader” in the Forrester Wave: Dynamic Case Management in 2016.”

Source: Forrester, The Forrester Wave™: Dynamic Case Management, Q1 2016, February 2, 2016

Quote 4: “Traditional custom enterprise software market. In addition to our current core software markets, we believe that our platform better meets certain of the needs that have been historically addressed by manually-developed custom enterprise software, which represented a $149 billion market in 2016, according to Forrester.”

Source: Forrester, The Global Tech Market Outlook For 2017 To 2018 Updated January 12, 2017 (page 28, Figure 10-2)

Quote 5: “This competitive differentiation is of utmost importance as 59%of enterprise IT respondents cited the desire to gain required functionality as the main motivation for developing custom enterprise software, which is not available in purchased packaged software, according to a 2014 commissioned study conducted by Forrester Consulting.”

Source: The Move Toward Modern Application Platforms, a commissioned study conducted by Forrester Consulting on behalf of Appian, December 2014

Quote 6: “According to one example cited by Forrester, the coding of custom software took an estimated 2.7 years to complete,”

Source: Vendor Landscape: The Fractured, Fertile Terrain Of Low-Code Application Platforms, April 11, 2016

In consideration of Forrester’s consent as set forth above, Requester hereby agrees that:

(1)	the Forrester Information will be presented in the Filing as representing data, research opinion or viewpoints published by Forrester and not as a representation of fact;

(2)	Forrester disclaims all warranties, express or implied, statutory or otherwise, including without limitation any implied warranties of merchantability or fitness for a particular purpose, and warranties as to accuracy, completeness or accuracy of the Forrester Information;

(3)	the Forrester Information speaks as of its original publication date (and not as of the date of the Filing) and that the opinions expressed in the Forrester Information are subject to change without notice;

(4)	Forrester shall have no liability for errors, omissions or inadequacies in the Forrester Information or for any interpretations of the Forrester Information;

(5)	Forrester does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Forrester Information; and

(6)	where applicable, Forrester is not an “expert” within the meaning of Section 509 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Requester agrees to indemnify and hold harmless Forrester, and its directors, officers, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.

Forrester’s consent set forth above shall not be deemed effective until Forrester shall have received a countersigned copy of this document from Requester.

Morgan Stanley		Forrester Research, Inc.

By:	/s/ Rizvan Dhalla	By:	/s/ Naomi Y. Sager
Name:	Rizvan Dhalla	Name:	Naomi Y. Sager
Title:	Managing Director	Title:	Manager, Citations
Date:	2/17/2017	Date:	2/21/17